Exhibit 99.2

LogicMark, Inc. Call (Fourth Quarter and Full Year 2025) March 25, 2026

Corporate Speakers

●	Chia-Lin Simmons: Chief Executive Officer, LogicMark

●	Mark Archer: Chief Financial Officer, LogicMark

Participant

●	Marla Marin: Analyst, Zacks Small Cap Research

PRESENTATION

Operator: Good afternoon. And welcome to LogicMark’s Fourth Quarter and Full Year 2025 Conference Call. The speakers today are Chia-Lin Simmons, Chief Executive Officer, and Mark Archer, Chief Financial Officer. During this call, management will make forward- looking statements, including statements regarding LogicMark’s future performance, operational results, and anticipated product launches.

Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied. For more information about these risks, please refer to the risk factors described in LogicMark’s most recent filed annual report on Form 10-K, subsequent periodic reports filed with the SEC, and the press release issued in connection with this call.

The information discussed on this call is accurate only as of today, March 25, 2026. Except as required by law, LogicMark undertakes no obligation to update or revise any forward-looking statements. It is now my pleasure to turn the call over to Chia-Lin Simmons. Please go ahead.

Chia-Lin Simmons: Good afternoon, everyone. Thank you for joining us to review our financial and operational results and discuss the outlook for our company and industry.

2025 was a year of progress for LogicMark as we translated product innovation into measurable financial gains. We delivered continued momentum across our core product lineup, maintained strong gross margins, and ended the year with a healthy balance sheet that supports our growth aspirations. These results reflect disciplined execution and a clear alignment between our technological investments and commercial outcomes.

In the fourth quarter, revenue increased 36%, gross profit increased 43%, and gross margin improved by 340 basis points compared with the prior-year period. Most importantly, quarterly revenue has increased year-over-year in six of the last seven quarters.

For the full year, revenue increased 15% to $11.4 million, gross profit improved to $7.6 million, and gross margin remained strong at 66.8%. We also ended the year with $9.5 million in cash and investments and no long-term debt.

Our performance in 2025 shows continued momentum across our core product lineup. Fourth quarter growth was driven by strong demand for Freedom Alert Mini and the upgraded Guardian Alert 911 Plus. For the full year, revenue growth was driven primarily by higher sales of the Freedom Alert Mini. We believe this progress shows that product innovation is turning into commercial success.

Before turning to our go-to-market strategy, I want to briefly explain what is different about LogicMark today.

Over the past several years, we have been working to evolve LogicMark from a traditional hardware provider into a larger, broader connected care platform. That evolution includes a more diversified product portfolio, stronger software and data capabilities, and a deeper intellectual property foundation. We’re encouraged not only by the growth itself but also by the consistency of demand across channels.

We’re seeing Freedom Alert Mini increasingly adopted as a first-time solution for families navigating aging-in-place decisions. At the same time, Guardian Alert 911 Plus continues to resonate with customers seeking simplicity and reliability. That pattern reinforces our view that our portfolio is aligned with the market evolution.

A less obvious but essential component of the LogicMark story is our intellectual property portfolio. Since June 2021, we have implemented a deliberate strategy to protect the technology we are building. And today, our portfolio includes more than 45 issued or pending patents. These expanded innovation foundations are being built over a relatively short period and in a highly strategic manner, reflecting the strength of our R&D team.

A significant milestone in 2025 was a patent grant covering the core architecture of our Care Analytics Management Processor, or CAMP. This intelligence layer powers our Caring Platform as a Service, or CPaaS. We’ve also filed under patent cooperation treaty which preserves our ability to seek patent protection in more than 150 countries as we evaluate broader market opportunities.

Building on that foundation, our LogicMark digital twin technology creates AI-powered behavioral mirrors that can help predict falls and other risks before incidents occur. These capabilities underpin our activity metrics features, an important element of our differentiation in proactive senior care, which is also helping us further expand our subscription service revenue.

Just as important is what this portfolio represents strategically. We are no longer simply a hardware company with the software wrapped around it. We are building a defensible software-defined platform grounded in proprietary AI-powered monitoring, token-based data privacy, and connected IoT ecosystems. We believe these investments will further position LogicMark to compete on the strength of its products and technologies. This platform strategy is now reflected directly in the products we are bringing to market.

In 2026, we continue to prioritize sales growth in the B2B channels across government and health care sectors. There are also opportunities to expand into the consumer channel. From a sales perspective, LogicMark is transitioning from reinventing a new technology roadmap and sustainable business models to building the commercial infrastructure required to monetize these capabilities. The additions to our business development team strengthened our leadership at an important point in our evolution. They bring deep healthcare and government sales experience, as well as connectivity market expertise, to enhance our ability to scale distribution, expand partnerships, and support our transition to a broader connected care platform.

From a product perspective and standpoint, in government care, our renewed five-year GSA contract enhances access to federal procurement opportunities, and together with our long- standing work with the VHA, broadens our ability to service and capture additional revenue. We are also taking steps into senior living facilities by leveraging our newly expanded teams’ decades of experience in additional areas such as behavioral health and rehabilitative therapy.

Products such as our Freedom Alert Max now integrate medicine reminders and proactive activity metrics, supporting our broader strategy to move from reactive alerting to more proactive data-driven care. These features eliminate the need for separate smartphone applications. Caretakers can schedule detailed dosage information through LogicMark’s Freedom Alert caretaker app. Should a user fail to confirm that they have taken their medication, the system locks this data for analysis to identify potential flaws or emergency risk.

Together, these proprietary features strongly incentivize the adoption of bundled monitoring and solution services, helping to develop a highly scalable, recurring revenue base. We are also excited to share that LogicMark continues to drive innovation and development. New solutions in 2026 product pipeline include a wearable watch expected to launch in the third quarter. The watch includes features, we believe, should be standard for aging loved ones, including fall detection and geofencing, as well as LogicMark’s flagship capabilities such as activity tracking and medication reminders. For the wrist watch solution, we plan on introducing a new feature, advanced biometric data.

Second, we are in a beta testing phase of our connected home hub with living -- senior living and independent living partners. The system integrates our CPaaS platform, predictive cloud services, caregiving apps and a proprietary AI-powered fall detection technology that operates without wearing device -- wearable devices at home. This is especially helpful in bathrooms where slips in the shower can be fatal. The hub connects with other systems and environmental sensors to enhance safety, enabling us to partner with connected home and health tech providers to offer a more comprehensive aging-at-home experience.

These team and product investments are intended to deepen customer engagement and broaden our mix of monitored and connected care revenue opportunities over time. We are expanding our monetization beyond one-time device sales to include multiple subscription levels, connected care services, and select licensing opportunities.

Turning to the broader market outlook, we continue to see a favorable demand environment, supported by aging in place, growing preference for at-home care, increasing technology adoption among older adults, and wider use of connected monitoring and data-driven insights. A recent Berg Insight industry report estimated that approximately 6.5 million people in North America were using telecare or medical alert solutions at the end of 2025.

The report also estimates that the market value of medical alert solutions in North America will grow from approximately $3.7 billion in 2025 to $5.6 billion in 2030.

We believe LogicMark is well-positioned to capture additional shares of this growing market through a portfolio that spans no monthly fee devices, monitored mobile solutions and connected care and connected home offerings designed to meet evolving customer needs.

Across health care, housing, and consumer technology, the shift towards home-based care continues to accelerate. Families increasingly want solutions that help their elder adults remain independent while staying connected to caregivers, driven by demographic trends and a growing demand of the sandwich generation. Families are adopting homes for aging relatives through safety upgrades and living arrangements such as in-law suites or backyard cottages, alongside growing use of connected health tools outside traditional clinical settings.

At the same time, rising technological adoption is increasing expectations, particularly around the ease of use for older adults and their caregivers. As AI-enabled health platforms, wearables, and smart devices become more common, families are looking for solutions that fit naturally into daily life without adding complexity or cognitive burden. This further distinguishes general consumer safety products from trusted, purpose-driven systems like ours, which are designed for real-world caregiving needs.

In this environment, solutions that emphasize reliability, simplicity and caregiver peace of mind are becoming increasingly important. We believe that allows LogicMark to play a meaningful role in the evolving home care ecosystem.

As you will hear from Mark, we have continued to invest thoughtfully in sales, product development and supply chain resilience, balancing near-term revenue opportunities with actions that strengthened the platform for long-term growth.

With expanded sales and business development team and multiple monetization pathways including potential IP licensing, we believe LogicMark is equipped to drive revenue growth, improve profitability and play a meaningful role in the growing care economy.

Mark?

Mark Archer: Thanks, Chia-Lin. I’ll start with our fourth quarter results, then cover full- year performance.

Starting with the fourth quarter, revenue was $3.1 million, up 36% from $2.2 million in the prior-year period. Gross profit increased 43% to $2.1 million, and gross margin improved to 69.8% from 66.3%. The improvement reflected higher volume, higher margins on our upgraded Guardian Alert 911 Plus, and a favorable product mix.

Total operating expenses were $3.8 million compared to $3.7 million in the fourth quarter of 2024. The increase primarily reflected higher selling and marketing expenses to support growth, partially offset by lower general and administrative costs. Net loss for the quarter improved to $1.6 million from $3.7 million a year ago. Diluted loss per share was $1.96 compared with over $1,000 a share in the prior-year period, and the per share figures reflect the October 2025 reverse stock split and related retroactive adjustments in share counts.

Now switching to the full year, revenue increased 15% to $11.4 million from $9.9 million in the prior year. Gross profit improved 15% to $7.6 million, and gross margin remained essentially flat at 66.8%. The increase in annual revenue was primarily related to sales of Freedom Alert Minis.

Full-year operating expenses were $15.5 million, up from $14.3 million in 2024. The year- over-year increase was primarily driven by higher selling and marketing expenses, including increased compensation costs for the sales team and one-time recruitment costs for new sales leaders.

In addition, we incurred increased research and development consulting costs tied to the relocation of certain contract manufacturing from China to Taiwan, which will help us minimize our risk of paying punitive tariffs going forward. We also incurred higher legal fees to protect our IP portfolio. Lower advertising expense partially offset these changes.

One additional point worth highlighting is expense discipline. Operating expenses increased by approximately $100,000 or 3% in the fourth quarter and 9% for the full year. This reflects continued investment in growth while maintaining control over the broader operating cost base.

Net loss for the full year improved to $7.5 million from $9 million in 2024. Net loss attributable to common and preferred stockholders was $7.8 million or $13.06 per basic and diluted share compared with $9.3 million or again, over $1,000 per basic and diluted share in the prior year. As with the quarterly per share figures, the yearly comparisons reflect the reverse stock split that we completed in October.

Now, quickly turning to the balance sheet and liquidity. We ended the year with $9.5 million in cash and investments, $9.7 million in net working capital, and no long-term debt.

During 2025, cash used in operating activities was $5.1 million, and we invested approximately $1.4 million in product and software development. Financing activities provided $12.1 million of net cash during the year, including $14.4 million of gross proceeds from our February 2025 registered secondary offering.

We remain focused on disciplined execution, efficient investment in people and technology, and continued progress toward improved operating performance. We expect ongoing expansion of subscription monitoring and digital care features integrated into the company’s AI-enabled care and analytics platform, further strengthening the recurring revenue base.

Finally, with the first quarter of 2026 almost concluded, we expect revenue to be up in the 10 to 15% range, compared with the first quarter of 2025.

And now I’d like to open it up for questions.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions) First question that I have coming for today is Marla Marin of Zacks. Your line is open.

Marla Marin: Thank you. So you’ve had some very strong results. This quarter and for the past few quarters, really nice revenue increases. As you continue to expand the portfolio and to expand your target market in terms of new demographics, how are you getting the word out that this is not the same company that it was just a couple of years ago?

Mark Archer: You want to take that Chia-Lin?

Chia-Lin Simmons: Yes hi. Thank you, Marla, for the question. Yes. We -- I understand what you’re asking, which is we’ve done quite a lot in terms of shoring up revenue and -- in the process of launching some amazing new products. And so we have actually also invested in a lot more PR and more visibility for the company as well. I mean we are more of a B2B company with that focus. And so from that respect, we have spent more time for example, in the past year, and we’ll continue to do so in 2026, attending the numerous sort of trade shows that are basically applicable to the B2G world as well as the B2B world.

And so we have had in the ones that we’ve done thus far in Q1 of 2026, had some tremendous sort of feedback on the products that are in the pipeline, as well as the products we already have in our portfolio. So we’re very excited to get some of that direct buyer feedback. And as mentioned, we are also in part getting some of this word out, doing early beta testing with senior living and independent living facilities for our new hub-connected home product as well.

Marla Marin: Okay, thank you. And Chia-Lin, I think you mentioned the concept of aging in place. I have been reading a bit about it. And it seems to me that that sort of creates a little bit of a positive tailwind for what you’re also trying to accomplish. Can you give us a little bit more color on exactly what you see there in terms of people increasingly wanting to age in place?

Chia-Lin Simmons: Yes. So the stats don’t lie. I mean they are incredibly, I think, positive for sort of direction where we’re heading in the company. Today if you look at a survey of people 50 plus and over, 90% of them went to age at home. And so that puts them more of a larger tailwind behind us in terms of the kind of solutions we’re providing, especially as we are launching and looking at beta testing a new product that is a connected home solution.

The reality is that, of course, we are very focused on mobile on the go, and you can see that in terms of our investments into the wrist wearable products, right? But providing a potential beta and assuming all sort of goes well with our beta, and as we’re sort of getting feedback from potential clients, such as senior living and independent living facilities, that gives us the capability to sort of get a better feel for what else and the other features we need to build out for this connected hub product.

Many, many, many falls in the home happen when people are not wearing their wearable device because they’re in a shower. As much as our products are IP67 and waterproofed for that solution, most people don’t want to wear a wrist watch or a lanyard product into the shower that just doesn’t happen. But yet so much falls occur in the bathroom and shower where privacy should be guaranteed and a solution that does not involve wearing a sort of wearable should be in place. And so we’re very bullish on what we’re seeing in terms of the beta trials as it’s going on.

And so what that brings into the forefront is very few people today in the world that we are living in, in the medical alert business is trying to connect not just a sort of home-based fall detection, but they’re not like radar, LiDAR, millimeter wave, whatever they’re using to sort of look at tracking like movement or some type of connected home solution; but that connection and solution also is tied to a wearable device because you’re not going to -- you shouldn’t have to deal with two separate solutions just because you’re aging in home.

You should be able to a solution when you’re in a shower that connects to the same solution that you’re going to get up and where your device is charging, wearable device is charging and you’re using -- bathroom at night and will still be protected. And as you strap on a wrist watch and go out to the world and go shopping at Safeway, and you’re walking there and you fall, all of those things should be connected to one ecosystem and one experience, right? Your caretaker shouldn’t have to use two or three different types of ecosystems and apps and services to basically help keep you safe.

And that’s where we think that directionally things should be going. Everybody’s sort of focused on one small slice of the solution. And what we’re really trying to do is build an ecosystem where everybody could participate so that people aging in place, of which there are a ton of, are able to do so in a smooth, easy, simplified way, versus trying to sort of have together two or three different systems, which I think is much more difficult to do.

Marla Marin: That makes sense. And does that mean that in terms of your goal to, over the long term, potentially license out some of the technology that you’re developing and that you’re also protecting via patents. Does that mean in terms of the -- providing a holistic solution, a whole solution like that, the licensing component of the strategy will become increasingly more important over time?

Chia-Lin Simmons: Yes, absolutely. Look, I mean, we have been extremely thoughtful since I joined the company in June of 2021 to build this really strategic interlocking IP portfolio, so that we can really build something that would keep out our competitors, but also build an ecosystem that can be inclusive.

So if you think about sort of a connected home environment today, even the connected world of home that we live in today, your ecokey doesn’t really want to oftentimes talk to the connected lock thing, which doesn’t want to talk to something else. And then there’s the Apple solution, and there’s X solution and Y solutions. So our interest is to build something that, for lack of a better word, is the senior-proofing of your home.

Just like when people have a baby, they have nine months to plan for baby proofing their home, making sure everything is safe. How do we provide a sort of plug-and-play experience that allow people to sort of set up immediately to have that comfort, right? And that means the inclusion of partners looking in areas that we don’t really have strengthened.

I mean, I’m never going to build a blood pressure monitor product. That’s difficult. And -- but that data today is often unconnected, and it sits in a pot of data. And so in order to decipher whether or not there’s patterns to change in your blood pressure, it has to go into a whole another sort of app and service and then maybe through another service where you maybe have to do some sort of analysis of the human to sort of look at that, and maybe you won’t be able to compute the data out of like six months worth of data that is fluctuating day to day, right?

I think human brains have really great capacities. But looking for day-to-day changes on a longitudinal server perspective is very difficult. But you can imagine as partnering with potentially a blood pressure monitor company to help sort of feed that data to the caretakers because the caretakers have an app that’s basically tracking the daily monitoring of falls. So it’s an easy opportunity for us to sort of share that data as well so that they have a reassurance.

But you can also imagine then for -- because we have geofencing for people with Alzheimer’s and early memory care issues that perhaps we want to connect our hub -- connected home hub to the connected lock company because before you start rolling out of that, let’s say, 0.5 mile radius from your home, perhaps the early patterns is that you open your door at three a.m. at night and then you step out into your yard, you don’t know why you’re there. You go back in again.

And so that actually becomes a the valid pattern that then starts happening more and more frequently before you even roam outside of that geo fencing that we set up with you. And so imagine that we are able to try to get ahead of that and see some of the potential behavioral changes in patterns, partner with folks such as in all of these different categories that we’re not -- we don’t have strength in -- we have no experience, and connect to door locks. That partnership and IP licensing in all of those can actually help bring, again, a turnkey solution for somebody who is looking to age at home and give their caregivers that reassurance that all of these things interplay well together.

Marla Marin: Okay. That sounds like an incredibly interesting roadmap. So now I’m switching gears a little bit. Mark, you’ve mentioned a disciplined approach to operating expenses. Should we think that going forward, you will continue to focus on containing costs wherever you can and then balancing, obviously some of the investments that you want to make in order to grow the company?

Mark Archer: Yes. You should very definitely plan on that. And the big pivot for us was 12 to 18 months ago, where we switched from investing so much in new product development to investing in sales and marketing, commercializing the products that we developed.

And I think we’re in a pretty good situation with the team now. We did add some additional people in 2025. So the goal is to keep that growth as near to single digits as possible going forward, and there is a real effort in the company to be aware of we’re doing that. We’re also looking at AI as an opportunity to take costs out of the business, and we’ve already implemented a couple of programs on that end.

Marla Marin: Okay. Great. That’s good to know. And then two last questions, mostly housekeeping. One, you had a very strong fourth quarter. And I’m wondering, do you anticipate that there will be some seasonality over time, even as you continue to sort of expand your target addressable market and your product portfolio? Are you thinking there will be some seasonality?

Mark Archer: So I think as to the core VA business, there is some seasonal aspect of it. Not a lot. There’s some seasonal aspect. As we have started focusing on B2B sales, I think there will be a ramp-up of that, and I think that will affect the quarterly results, not so much from a seasonal standpoint, but from a ramp standpoint. And we also have started an initiative to license our intellectual property. And so that will also impact quarterly results, but not on a smooth, more on an opportunistic basis.

Marla Marin: Okay. Thank you so much for taking my questions.

Operator: Thank you. At this time this does conclude the Q&A session. I’d like to turn the call back over to Chia-Lin for closing remarks. Please go ahead.

Chia-Lin Simmons: Thank you.

Let me close by highlighting a few key points from today’s discussion. LogicMark entered 2025 with a clear plan and executed against it. The combination of revenue growth, margin strength, and liquidity provides us with momentum in 2026.

The work we’ve done to expand the platform, brand distribution and strengthen our intellectual property is not just about this quarter or this year, it’s about making sure that as this market grows, we have the right foundation, product roadmap and channel strategy.

There is more work to be done, and the building blocks are in place. Improving operational leverage, scaling monitored and connected care revenue, and continuing to convert research and development investments into commercial outcomes are priorities for this team in 2026. We’re grateful for the support of our shareholders, partners, and team, and we look forward to updating you on our progress throughout the year. Thank you.

Operator: This does conclude today’s program. Thank you so much for joining. You may now disconnect.